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                                                                   Exhibit 2.3
                 ASSET SALE, PURCHASE AND TRANSFER AGREEMENT


                        This Asset Sale, Purchase and Transfer Agreement (this "Agreement") is made as of this 23rd day of April, 1996, between Willamette Industries, Inc., an Oregon corporation ("Seller") and Temple-Inland Forest Products Corporation, a Delaware corporation ("Buyer").

                                   RECITALS:


A. Seller and Hanson Natural Resources Company, a Delaware general partnership ("Hanson"), Cavenham Energy Resources Inc., a Delaware corporation ("CERI"), and Cavenham Forest Industries Inc., a Delaware corporation ("CFII") (Hanson, CERI and CFII are collectively called "Owner") have entered into an agreement (the "Purchase Agreement") pursuant to which Owner has agreed to sell and transfer and Seller has agreed to buy and accept from Owner substantially all of the assets which are used in the conduct of Hanson's timber, wood products and energy business located in Oregon, Washington, Southwest Louisiana, and North Louisiana.

B. Seller has delivered to Buyer a copy of the Purchase Agreement without Schedules.

C. Seller and Buyer desire to enter into this Agreement pursuant to which Seller agrees to sell and transfer and Buyer agrees to buy and accept from Seller certain timberland properties and related assets in Southwest Louisiana and North Louisiana.

D. Seller intends to sell certain other assets it acquires from Owner to other purchasers ("Other Purchasers").

                        It is therefore agreed as follows:

                        Definitions. As used herein, the following terms shall have the following meanings:

                        Assets - The term "Assets" shall mean the Timberland Properties, Contracts, and other items and leases described in Sections 1.1, 1.3, and 1.4, but excluding the Excluded Assets.

                        Contracts - The term "Contracts" shall mean the contracts and leases (except for the long term leases described in Section 1.3) which are described in Sections 1.1 and 1.4.

                        Closing - The term "Closing" or "Closing Date" shall have the meaning ascribed to it in Section 3.1.

                        Closing Date Payment - The term "Closing Date Payment" shall have the meaning ascribed to it in Section 2.1(b).

                        Excluded Assets - The term "Excluded Assets" shall mean the assets excluded in Section 1.5.

                        Material Adverse Effect - The term "Material Adverse Effect" shall mean events which have an adverse effect in the aggregate which, measured in dollars, exceeds the sum of $15,000,000.

                        Material Contract - The term "Material Contract" shall have the meaning ascribed to it in Section 6.3.

                        Proration Date - The term "Proration Date" shall mean the specific date set for Closing in Section 3.1, or any subsequent date set for Closing, provided that the actual date of Closing occurs within five (5) business days after said date set for Closing.

                        Timberland Properties - The term "Timberland
Properties" shall mean the real property and real property interests described in Section 1.1(a).

                        Louisiana Transitional/Transactional Definitions - To the extent this Agreement is describing Assets located in Louisiana, or rights therein, or to the extent the internal laws of Louisiana govern this
Agreement: the terms "real property," "real estate," and words of similar import shall include immovable property; the term "personal property" and words of similar import shall include movable property; and the term "easements" and words of similar import shall include servitudes.

                        Affiliate of Owner - The term "Affiliate of Owner" shall mean (i) any individual, partnership, corporation, or other entity or person which is owned or controlled directly or indirectly by Hanson plc; (ii) any other individual, partnership, corporation, or other entity or person which controls or is controlled by or under common control with Owner; and
(iii) any officer, director, partner, or owner of 10 percent or greater equity or voting interest in any such other corporation, partnership, or other entity or person.

                        Code - The term "Code" shall mean the Internal Revenue Code of 1986, as amended.

                        Agreement - The term "Agreement" shall mean this instrument and all Schedules and Exhibits attached hereto.

                        1.Sale, Purchase and Transfer of Assets.

                        Subject to the terms and conditions of this Agreement, at the Closing referred to herein, Seller agrees to sell, transfer and assign or cause to be sold, transferred and assigned, and Buyer agrees to purchase and accept on the terms stated herein, all of Seller's right, title and interest in and to the Assets, including, without limitation, the following:

                        1.1Real Property (Timberland Properties).

                        (a) Timberland. Those certain parcels of real property, owned by Owner situated in Southwest Louisiana and North Louisiana and described on Schedule 1.1 (a), together with all timber of all species, standing, dead or down, pulpwood, all felled and bucked logs, trees, shrubs and reproduction thereon as of the Closing Date, the ("Timberland" or "Timberland Properties"), excepting therefrom changes therein prior to Closing pursuant to Section 5.

                        (b)  INTENTIONALLY OMITTED

                        (c) Buildings, Improvements and Easements. All buildings and improvements, all roads, bridges, permits, servitudes, and easements, owned or leased by Owner or which Owner has a right to use and on or appurtenant to the Timberland Properties, including those described on
Schedule 1.1 (c).

                        (d) Related Facilities. All sorting yards, log booms, offices, and rock pits, owned or leased by Owner and associated with the Timberland Properties, whether or not located on the Timberland Properties, including those described on Schedule 1.1 (d).

                        (e) Other Rights. All other contracts and rights of Owner specifically relating to the Timberland Properties and operations thereon including, but not limited to, contracts, contract rights, leases, servitudes, permits, licenses, notifications, approvals and authorizations of governmental bodies, including those described on Schedule 1.1 (e), to the extent assignable.

                        (f) Water Rights. All water rights owned by Owner relating to and appurtenant to the Timberland Properties.

                        (g) Mineral Rights. All minerals, including without express or implied limitation, oil, gas, and hydrocarbon and geothermal resources in which Owner has an interest related to the Timberland Properties, or otherwise held by Owner in Allen, Beaureguard, Evangeline, Jefferson Davis, Rapides, or Vernon Parishes, Louisiana, including those Mineral Rights listed on Schedule 1.1 (g) (the "Mineral Rights").

                        1.2  INTENTIONALLY OMITTED

                        1.3 Long Term Leases. Owner is the lessee under those long term timber leases (the "Long Term Leases") which grant to Owner the right to grow and harvest timber on the lands described in said leases in Southwest Louisiana, subject to the terms and conditions of said leases. All of said leases are described on the attached Schedule 1.3. At Closing, Owner will assign to Buyer all of its rights under said leases, and Buyer will assume Owner's obligations under the leases, and will fully perform Owner's obligations thereunder. The attached Schedule 1.3 also indicates those leases which may be assigned by Owner without the consent of the lessor and those that require the consent of the lessor. Should any one or more of the lessors identified on the attached Schedule 1.3 be unwilling to consent to the assignment of that lease, the inability of Owner to assign that lease shall not be considered a breach of this Agreement. The Purchase Price shall be adjusted, after Closing, to reflect any reduction in the value of the Assets resulting from Owner's inability to assign said lease because such consent is not obtained or for any other reason and Subsection 2.1(d) shall apply. Buyer hereby designates Seller as its agent to pursue any claim for reduction in the value of the Assets resulting from Owner's inability to assign any Long Term Leases. Seller agrees to use reasonable diligence in pursuing any claim. Buyer agrees to be bound by the determination of any such claim pursuant to the procedures set forth in the Purchase Agreement.

                        1.4  Personal Property.

                        The following personal property related to the Timberland Properties:

                        (a) Records. Owner's land management and other records relating to the Timberland Properties, Mineral Rights, Long Term Leases, and other Assets which, in the reasonable judgment and discretion of Seller, are segregated or segregable by Seller from the overall records to be acquired by Seller from Owner, including but not limited to management unit maps, aerial photographs, timber cruises, road and gate records, operational records and leases, easements, deeds, licenses, survey and survey notes, information relating to oil, gas, and mineral activities, permits, approvals and authorizations of governmental agencies held by Owner in connection with the Timberland Properties, Mineral Rights, Long Term Leases and other Assets. The records shall also include all files and documents relating to customers, suppliers and contractors directly related to the Timberland Properties, Mineral Rights, Long Term Leases, and other Assets which, in the reasonable judgment and discretion of Seller, are segregated or segregable from all other business records, files, books and documents of Seller.

                        (b) Mobile Equipment, Machinery and Equipment. The mobile equipment, machinery, equipment, tools, fixtures and furniture used by Seller exclusively in connection with the Timberland Properties including those listed on Schedule 1.4 (b), as such items listed thereon may have been sold, replaced, deleted or added in the ordinary course of business, together with certificates of title for motor vehicles constituting part of such equipment which are licensed and owned by Owner.

                        (c) Office Supplies. The office supplies and forms, packaging materials and similar miscellaneous tangible personal property used by Owner exclusively in connection with the Timberland Properties except such supplies which are marked or identifiable with the logo, mark or trademark of Owner or Hanson's general partners.

                        (d) Contracts. All rights and obligations under those instruments related to the operation of the Assets that are not related to real property, including the contracts, leases, permits and licenses described on Schedule 1.4 (d), to the extent the same are assignable, including sales orders and commitments, purchase orders and commitments, agreements and contracts of Owner which relate to work or services to be performed for or at the Assets.

                        1.5Excluded Assets. The parties to this Agreement expressly understand and agree that the Seller is selling, assigning, transferring or conveying, or causing to be sold, assigned, transferred or conveyed to Buyer, only the Timberland Properties, Long Term Leases, Mineral Rights, and the assets related thereto that Seller has the right to acquire from Owner pursuant to the Purchase Agreement. Rights, assets, and properties which are retained by Owner pursuant to the Purchase Agreement shall be specifically excluded from the transactions contemplated by this Agreement, notwithstanding anything to the contrary elsewhere in this Agreement ("Excluded Assets").

                        1.6  Assignment of Contracts.

                        (a) Contracts Assignable Without Consent. Seller agrees to assign or cause to be assigned to Buyer as of the Closing, all of the rights of Seller and Owner under the Contracts that are assignable without consent of any third party and Buyer shall assume, as of the Closing, all obligations of Seller and Owner thereunder which arise before, at or after Closing.

                        (b) Seller to Use Reasonable Efforts. Anything in this Agreement to the contrary notwithstanding, Seller shall not be obligated to sell, assign, transfer or convey or cause to be sold, assigned, transferred or conveyed to Buyer any of its rights in and to any of the Contracts without first obtaining all necessary approvals, consents or waivers. Seller shall use all reasonable efforts, and Buyer shall reasonably cooperate with Seller, to obtain all necessary approvals, consents or waivers, or to resolve any impracticalities of transfer necessary to assign or convey to Buyer each such Contract as soon as practicable; provided, however, that neither Seller nor Buyer shall be obligated to pay any consideration therefor except for filing fees and other ordinary administrative charges which shall be paid by Seller to the third party from whom such approval, consent or waiver is requested.
In the event Seller obtains consent to assignment of a Contract prior to the Closing, Buyer shall assume, as of Closing, all obligations of Seller and Owner thereunder which arise before, at or after the Closing, as though no consent was required.

                        (c) If Waivers or Consents Cannot be Obtained. To the extent that any of the approvals, consents or waivers referred to in
Section 1.6(b) have not been obtained by Seller as of the Closing, or until the impracticalities of transfer are resolved, Seller shall, during the remaining term of such Contracts, use all reasonable efforts to (i) obtain the consent of any such third party with the filing fees and ordinary administrative charges payable to such third party to be split equally by the parties; (ii) cooperate with Buyer in any reasonable and lawful arrangements designed to provide the benefits of such Contracts to Buyer so long as Buyer fully cooperates with Seller and Owner in such arrangements; and (iii) enforce, or cause to be enforced, at the request of Buyer and at the expense and for the account of Buyer, any rights of Seller or Owner arising from such Contracts against such issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Contracts in accordance with the terms thereof upon the request of, and indemnification of Seller and Owner from, Buyer).

                        (d) Non-assignability. To the extent that any Contract or any claim, right or benefit arising thereunder or resulting therefrom is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third person (including a government or governmental unit), or if such sale, assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof, or an attempted assignment, transfer or conveyance thereof.

                        1.7 Transferring Permits and Licenses. Seller will assign, transfer or convey, or cause to be assigned, transferred or conveyed to Buyer at the Closing those permits and licenses, including those described in Schedules 1.1 (c) and (e), and 1.4 (d) which are held or used by Owner in connection with the Assets and which can be assigned without having to obtain the consent of any third party with respect thereto. Seller will cooperate with Buyer in obtaining any third party consents necessary to the assignment or transfer of any other permits or licenses used or held by Seller or Owner in connection with the Assets which are so assignable or transferable; however, neither Seller nor Buyer shall be obligated to pay any consideration therefor except for filing fees and other ordinary administrative charges which shall be paid by Buyer to the third party from whom such approval, consent or waiver is requested. Buyer shall assume, as of Closing, all obligations of Seller and Owner arising prior to, at or after Closing under those permits and licenses which can be transferred without having to obtain the consent of any third party and those permits and licenses for which consent to transfer is obtained prior to Closing. Subsequent to the Closing, to the extent permitted by law, upon ninety (90) days prior written notice, Owner has the right to cancel any permits or licenses or any bonds, guarantees or undertakings by Owner applicable to the Assets to the extent such are not so assigned or transferred to Seller pursuant to Section 1.7 of the Purchase Agreement to Buyer pursuant to this Section 1.7.

                        1.8 Liabilities Assumed by Buyer; Liabilities Not Assumed by Buyer.

                        (a) Assumed Liabilities. Except as expressly provided in Subsection 1.8(b), Buyer shall, effective as of the Closing and without any further responsibility or liability of or recourse to Seller, or its directors, shareholders, officers, partners, employees, agents, consultants, representatives, successors, transferees or assignees, absolutely and irrevocably assume and shall be liable and responsible for the claims, liabilities, and obligations of Seller arising pursuant to the Purchase Agreement and Owner with respect to the Timberland Properties, Mineral Rights, Long Term Leases, and other Assets, whether or not disclosed to Buyer, and whether or not occurring or arising prior to, at or after Closing, except as expressly set forth in Section 1.8(b) and except to the extent to which Seller indemnifies Buyer as expressly set forth in Section 10.1(a); and nothing in this Section 1.8(a) shall diminish Buyer's rights in Section 8.11.

                        Without limiting the foregoing, Buyer shall assume the following:

                        (i) Buyer shall assume the Long Term Leases described on Schedule 1.3, and all Contracts assigned to Buyer pursuant to Section 1.6, and permits and licenses assigned to Buyer pursuant to Section 1.7;

                        (ii) Buyer shall assume all matters disclosed to Buyer in Schedules 6.3 through 6.6;

                        (iii) Buyer shall assume the employee matters that are set forth in Section 11 as Buyer's responsibility; and

                        (iv)  INTENTIONALY OMITTED

                        (v) Buyer shall assume all undertakings of, and liabilities and obligations assumed by, CFII, and all indemnity obligations of CFII, if any, to Crown Zellerbach Corporation and its successors and assigns relating to all environmental conditions arising from ownership, possession, use, or conduct of business and operations of the Indemnification Properties (as defined in Section 6.7(e) of this Agreement), which undertakings, liabilities, obligations, and indemnity obligations are contemplated in that certain Transaction Agreement dated December 14, 1985, by and between James River Corporation of Virginia and Crown Zellerbach Corporation and are more specifically set forth in that certain Undertaking dated as of May 2, 1986, by CFII in favor of Crown Zellerbach Corporation (the Transaction Agreement and Undertaking are collectively referred to herein as "Transaction Agreement/Undertaking").

                        At Closing, the parties shall execute an Assignment, Acceptance, and Assumption Agreement in the form attached hereto as Schedule
1.8 to evidence the foregoing matters to be assumed by Buyer, in addition to the more specific instruments of assignment and assumption described in this Agreement.

                        (b) Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, the following liabilities and obligations ("Excluded Liabilities") shall not be assigned to Buyer nor assumed by Buyer:

                        (i) all liabilities and obligations related to the Excluded Assets;

                        (ii) trade accounts payable for items purchased and delivered as of the Closing Date, and all accrued expenses of the type set forth on Schedule 1.8 (b)(ii) attached hereto which are, or under generally accepted accounting principles should be, accrued at Closing;

                        (iii) all liabilities and obligations for taxes, except for assessments and real estate taxes for the current year which shall be prorated on the Proration Date as provided in this Agreement, and except for the deferred ad valorem taxes because of classification of all or a portion of the Timberland Properties as farmland, grazing land, or timberland;

                        (iv) all liabilities and obligations of Owner to any Affiliate of Owner, except for any matters listed on Schedule 1.8 (b)(iv) attached hereto;

                        (v) any liabilities or obligations to or with respect to employees of Seller or Owner, except for the obligations and liabilities to be assumed by Buyer pursuant to Section 11;

                        (vi) any obligations for borrowed funds; the term "borrowed funds" shall not be construed to include purchase money contracts and similar security interests for personal property;

                        (vii) all bodily injury claims occurring on or in connection with the Assets prior to Closing and all product liability claims arising from sale or operation of the Assets prior to Closing;

                        (viii) any matters retained by Seller or Owner pursuant to Section 8.2(c);

                        (ix) all undertakings of, and liabilities and obligations assumed by, CFII, and all indemnity obligations of CFII, contemplated by or set forth in the Transaction Agreement/Undertaking, except for the undertakings, assumed liabilities and obligations, and indemnity obligations described in Section 1.8(a)(v) of this Agreement; and

                        (x) liens and encumbrances to be satisfied by Owner as provided in Section 3.6.

                        2. Purchase Price. Subject to adjustment in accordance with the provisions of this Agreement, the purchase price for the Assets ("Purchase Price") shall be Eighty Six Million Dollars ($86,000,000). The Purchase Price shall be payable as provided in Section 2.1.

                        2.1  Payment of Purchase Price.

                        (a)  INTENTIONALLY OMITTED

                        (b)Buyer shall pay to Seller the entire Purchase Price (the "Closing Date Payment"), by wire transfer of immediately available funds to the escrow trust account established by Chicago Title Insurance Company (herein "Chicago Title" or "Escrow Agent") at Chemical Bank, New York, New York ("Owner's Bank"), which transfer shall have been received by Owner's Bank no later than 7 a.m. PDT on the Closing Date. Upon confirmation to Buyer by Escrow Agent or First American Title Insurance Company ("First American") that the deeds and assignments of the Long Term Leases described in Section 3.4 have been recorded, the Escrow Agent shall deliver the Closing Date Payment to Seller or to Seller's order.

                        (c)If Buyer is legally obligated to Close and if the Closing Date Payment is not received by Owner's Bank by 7 a.m. PDT on the Closing Date, Seller may, at its option, either exercise the Seller's remedies described in Section 9 by reason of Buyer's default, or may accept late payment of the Closing Date Payment which shall, in such event, be accompanied by payment of an amount determined by computing simple interest on the amount of that payment at the rate of interest announced publicly by Chemical Bank in New York, New York from time to time as its "Prime Rate" (on the basis of a 360-day year) from the Closing Date to the date of payment. For purposes of computing the amount payable, any amount received after 7 a.m. shall be deemed to have been received on the next day. If the Closing Date Payment is not received by Owner's Bank on the Closing Date by 7 a.m. PDT, and if Seller elects to accept a late payment, the Closing Date Payment shall be transferred to an account to be designated by Seller.

                        (d) If, at the Closing, the parties have not resolved the Purchase Price reduction as contemplated in Section 8.6, or the Price Adjustment Items or Price Adjustment Notice as contemplated in Section 8.11, then the parties shall proceed to Close as scheduled and the amount to be paid to Seller at Closing shall be the Closing Date Payment. Seller shall reimburse Buyer for any overpayment in the Purchase Price within three (3) business days of resolution of the amount of the Purchase Price reduction.

                        3.  Closing.

                        3.1 Date of Closing. The Closing shall take place at the offices of Ater Wynne Hewitt Dodson & Skerritt, 222 SW Columbia, Suite 1800, Portland, Oregon, or at such other place as the parties may agree in writing, on May 15, 1996, unless another time and date are mutually designated by Seller and Owner. The foregoing date is the date on which Owner's deed(s) to Buyer are to be recorded immediately prior to the delivery of the Purchase Price to Seller and is referred to in this Agreement as the "Closing" or "Closing Date". Seller shall deliver possession of the Assets to Buyer on the Closing Date. Seller shall have no obligation to consummate the Closing if for any reason the closing under the Purchase Agreement does not occur.

                        3.2 Hart-Scott Rodino Act. Buyer and Seller have prepared all necessary documentation and performed all other necessary actions to complete all necessary filings under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Each party agrees to respond to any request for additional information within twenty (20) days of receipt of the request. In the event the waiting period (which term includes the extension period) under the HSR Act has not expired by the Closing Date set forth in Section 3.1, the Closing Date shall be delayed until five (5) business days after expiration of the waiting period; provided, that Seller, in its sole discretion, may terminate this Agreement (i) if the waiting period has not expired or been terminated prior to the closing under the Purchase Agreement within 115 calendar days following the date on which Seller completes its initial filing, or (ii) if Owner terminates the Purchase Agreement pursuant to Section 3.2 thereof, and Buyer, in its sole discretion, may terminate this Agreement if the waiting period has not expired or been terminated within 180 calendar days of the date on which Buyer completes its initial filing.

                        3.3 Execution and Deposit of Documents Prior to Closing. At least five (5) business days prior to the Closing Date, each of the parties, as applicable, shall execute and deposit with the Escrow Agent all of the documents listed in Section 3.4 below which are to be recorded or filed on the Closing Date. Each of the parties, as applicable, shall execute and deliver to the other party all remaining documents listed in Subsection
3.4 below on the Closing Date.

                        3.4 Documents to be Delivered by Seller . At or prior to the Closing, Seller shall deliver, or cause to be delivered, the following:

                        (a)  Documents of transfer, bills of sale,
certificates of title and other instruments of transfer, dated the Closing Date, transferring to Buyer title to the Assets. With respect to the Timberland described on Schedule 1.1 (a) (including the buildings, improvements and other appurtenant interests described in Section 1.1(c) and
(d)) title shall be transferred in the form of the deed(s) attached hereto as
Schedule 3.4 (a) directly from Owner to Buyer; with respect to the Mineral Rights described in Schedule 1.1(g), transfer shall be accomplished through mineral quit claim deeds for each of those Parishes listed in Section 1.1(g) directly from Owner to Buyer and other instruments of transfer without warranty; with respect to all personal property, title shall be transferred by Bill of Sale in the form attached hereto as Schedule 3.4 (a)(a); and with respect to the Long Term Leases to be transferred pursuant to Section 1.3, title shall be transferred directly from Owner to Buyer in the form of the assignment attached hereto as Schedule 3.4 (a)(a)(a), together with documents evidencing the consent of the lessor.

                        (b)  Documents evidencing the assignment and
assumption of the Contracts to Buyer (together with any third-party consents required for such transfers) and the assignment and assumption of any permits and licenses (together with any third-party consents required for such transfers) not transferred pursuant to Section 3.4(a), and the Assignment, Acceptance, and Assumption Agreement described in Section 1.8;

                        (c) A copy of the resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement by Seller and a certificate of the secretary or assistant secretary of Seller, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                        (d)  The affidavits of Seller required by Section 1445
(b)(2) of the Code and by local taxing authorities, and any other documents required of Seller to transfer the Assets in accordance with this Agreement;

                        (e) Copies satisfaction, releases or terminations of the liens and encumbrances referred to in Section 3.6; and

                        (f) Copies of documents delivered to Seller by Owner pursuant to Sections 3.4(c) and (d) of the Purchase Agreement.

                        3.5 Documents to be Delivered by Buyer. At or prior to the Closing Date, Buyer shall deliver the following:

                        (a)  Documents evidencing the assignment and
assumption of all Contracts and the assignment and assumption of all permits and licenses transferred by Seller to Buyer pursuant to Section 3.4(a) and
(b), and the Bill of Sale, and Assignment, Acceptance, and Assumption Agreement described in Section 1.8;

                        (b) A copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer, and a certificate of its secretary or assistant secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                        (c) The affidavits, if any, of Buyer required by local taxing authorities, including the affidavits specified in
Section 8.8(b), and any other documents required of Buyer to transfer the Assets in accordance with this Agreement.

                        3.6 Satisfaction of Liens and Encumbrances. At or prior to the Closing Date, Owner has agreed to pay in full all liens and encumbrances for borrowed funds, income tax liens, and judgment liens on the Assets. At or prior to the Closing Date, Owner has agreed to pay all delinquent property taxes on the Assets. Buyer shall assume sole responsibility, as of Closing, for any ad valorem taxes which are deferred because of farm or grazing or forest use or classification.

                        3.7 Transfer Taxes; Prorations. Any recording fees, transfer taxes, or sales taxes payable as a result of the sale of the Assets shall be paid by Seller or Owner. Escrow fees pursuant to Section 3.8 shall be split equally between the parties. Buyer shall reimburse Seller for other escrow fees payable by Seller pursuant to the Purchase Agreement, including fees in connection with the Deposit under the Purchase Agreement, in the proportion that the Purchase Price bears to One Billion Five Hundred Eighty-Eight Million Dollars ($1,588,000,000). Real estate taxes, assessments for public improvements, and all other fees and assessments related to the Assets and rent for the Long Term Leases shall be prorated as of the Proration Date.

                        3.8 Default Deeds. At least five (5) business days prior to the Closing Date, Buyer shall execute and deposit with Chicago Title, in escrow, deeds (the "Quitclaim Deeds") conveying, quitclaiming and releasing unto Seller all of Buyer's right, title, and interest in and to the Timberland Properties, including any and all after acquired title to the Timberland properties, without warranty or recourse, and assignments (the "Quitclaim Assignments") assigning the Long Term Lease to Seller without warranty or recourse. If the closing under the Purchase Agreement occurs and the Closing Date Payment is made to Owner's Bank by 9 a.m. PDT on the Closing Date, Chicago Title shall return the Quitclaim Deeds and Quitclaim Assignments to Buyer. If the closing under the Purchase Agreement occurs and Buyer fails to make the Closing Date Payment by 9 a.m. PDT on the Closing Date, regardless of whether such failure is justified on account of any alleged default by Seller, then Chicago Title shall release the Quitclaim Deeds and Quitclaim Assignments to Seller which may proceed to record them in the applicable real estate records.

                        4. Title Insurance. Seller has delivered to Buyer evidence of title in the form of title commitments ("Title Reports"), as appropriate, covering the Timberland Properties, copies of which are attached hereto as Schedule 4; Seller and Buyer acknowledge that the Title Reports may be revised, corrected, and supplemented by First American between the date of this Agreement and the Closing Date, as contemplated in Section 5(c). In the event that First American is not prepared to issue at Closing to Buyer, owner's policies of title insurance insuring title in the Timberland Properties in Buyer, subject only to the exceptions set forth in the Title Reports, as those Title Reports may have been revised, corrected, and supplemented by First American as set forth above, but with no reductions, in excess of five hundred (500) acres in the aggregate, in the acreage vested in Owner, and subject to the printed exceptions contained in such Title Reports, then Buyer shall have the rights set forth in Section 8.11 with respect to the additional reductions in acreage and additional material encumbrances to be added as exceptions to title. In the event First American is not prepared to issue at Closing a leasehold policy of title insurance insuring in Buyer the lessee's interest under each Long Term Lease (subject to exceptions and objections contained in such policy), Buyer shall have the rights set forth in
Section 1.3 for Owner's inability to assign such Long Term Lease. If First American is not prepared to issue such owner's policies on the Closing Date for reasons other than additional reductions in acreage or additional exceptions to title, either Buyer or Seller may delay Closing until First American or another title insurance company is prepared to issue such owner's policies. At Closing Buyer shall purchase, at its own expense, such owner's policies unless otherwise agreed to by the parties.

                        5.Conduct Pending Closing.

                        (a) Between the date hereof and the Closing Date, Owner has agreed to continue to operate the Timberland Properties in the ordinary course and in a manner reasonably consistent with its present operating plan which establishes a maximum volume of harvest or stumpage sales for harvest ("Maximum Volume") through the Closing Date ("Operating Plan"), a copy of which is attached hereto as Schedule 5(a); provided, that Owner has agreed that it will not enter into log export contracts that provide for delivery of logs after Closing in recognition of the fact that Seller will not export logs, and this change of conduct by Owner may modify Owner's ordinary course and Operating Plan but shall not affect the Maximum Volume set forth on
Schedule 5(a). Subject to the foregoing, Owner has agreed that it shall continue to harvest, or sell stumpage for harvest, timber standing, lying, and situated upon the Timberland Properties described in Schedule 1.1 (a) and on Long Term Leases described in Section 1.3. Owner has agreed that it shall continue its various silvicultural practices consistent with its past practices, from the date hereof until the Closing Date.

                        (b) The Purchase Price shall be increased or decreased by the difference between the actual harvest from the Timberland Properties (including stumpage sales for harvest) and the Maximum Volume applicable to the Timberland Properties pursuant to the formula ("Harvesting Formula") attached hereto as Schedule 5(b), as of the date the Closing actually occurs, but such difference between actual harvest and the Maximum Volume shall not be considered a breach by Seller of this Agreement. Adjustments, if any, to the Purchase Price in this Subsection (b) shall be made within fifteen (15) days of the date the Closing actually occurs, and each party agrees to pay to the other the adjusted amount, as applicable, without interest within said fifteen (15) days.

                        (c) Owner has agreed that it will not take any action, (i) the result of which will be to create a Material Adverse Effect on the value of the assets covered by the Purchase Agreement, or (ii) which is both not reasonably consistent with its Operating Plan and not in the ordinary course of business, except as otherwise set forth in this Section 5. Owner may, but is not obligated, to continue, in the ordinary course of business, to grant and obtain easements, rights of way and other similar rights to the Timberland Properties, to grant options to or lease additional Mineral Rights, and to purchase or sell or exchange additional real properties or interests therein consistent with its present plan ("Real Estate Plan"), a copy of the relevant portions of which is attached hereto as Schedule 5(c). In the event Owner sells any portion of the Timberland Properties or interests therein or grants options to or leases additional Mineral Rights, other than those identified in the Real Estate Plan, the Purchase Price shall be reduced by an amount equal to the proceeds of any such sales, options, or leases, but Seller will not be deemed in breach of this Agreement. Seller shall promptly notify Buyer of any notice received from Owner related to the granting or obtaining of any easement, right of way or other similar right, any additional option to or lease of Mineral Rights, and any such purchase, sale or exchange; and if the transaction involves more than two hundred fifty thousand dollars ($250,000.00), Seller shall obtain Buyer's prior written consent to the transaction, which consent shall not be unreasonably withheld. For purposes of Section 4, the Title Reports shall be revised or deemed revised to reflect such transactions.

                        (d) Notwithstanding the foregoing, the parties agree that, if the Closing Date is extended beyond May 15, 1996, Owner shall be deemed to be operating the Timberland Properties in the ordinary course of business from May 16, 1996, to the date the Closing actually occurs, with respect to the activities described below if Owner:

                        (i) meets its obligations under the "fiber supply agreements" described in Section 1.8(a)(iv); and

                        (ii) continues its harvest of timber at a level that is between fifty percent (50%) and one hundred percent (100%) of the level in the Operating Plan; and

                        (iii) continues road maintenance and road construction as necessary to prevent substantial deterioration from the condition of the roads as of May 15, 1996, and as necessary to meet the needs of Owner's harvest activities; and

                        (iv) continues silvicultural and reforestation activities in accordance with good management practices.

                        6. Representations of Seller. Seller represents to Buyer that:

      6.1 Organization, Standing and Authority. Seller is a corporation organized, existing, and in good standing under the laws of the State of Oregon. Seller has full power and authority to enter into and perform this Agreement. Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

      6.2 Authorization of Agreement; Authority. The execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary corporate action of Seller, and this Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution, delivery and performance of this Agreement by Seller will not (a) violate or conflict with Seller's corporate power and authority; (b) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to Seller; or (c) subject to the receipt of appropriate consents as specified in this Agreement as of the Closing Date and subject to the provisions of Section 1.6(d), conflict with, or result in the breach of the provisions of, or constitute a default under, any agreement, license, permit or other instrument to which Seller is a party or is bound or by which the Assets are bound. Except as required by the HSR Act, no consent, approval or authorization of any governmental authority is required on the part of Seller in connection with the execution, delivery and performance of this Agreement.

      6.3 Material Contracts. All of the Material Contracts which are to be transferred to Buyer at Closing and which relate to the Timberland Properties are listed on Schedule 6.3 or Schedule 4 and all of the Long Term Leases are listed on Schedule 1.3. Except as disclosed in Schedule 6.3 or Schedule 4, the Material Contracts have not been further modified or amended, and except as disclosed in Schedule 1.3, said Long Term Leases have not been further modified, and amended; and to the best of Owner's knowledge, neither Owner nor any party thereto is in default of any material term in the Material Contracts or Long Term Leases, and true and complete copies, including applicable amendments, of the Material Contracts and Long Term Leases have been made available to Buyer for review prior to execution of this Agreement. A Material Contract shall mean a Contract which involves payments, performance of services or delivery of goods by or to Owner after the Closing Date in an amount or value of two hundred fifty thousand dollars ($250,000.00) or more.

      6.4 Litigation; Compliance with Laws. There are no judicial or administrative actions, proceedings or investigations pending or, to the best of Seller's knowledge, threatened, that question the validity of this Agreement or any action taken or to be taken by Seller in connection with this Agreement. Except as set forth on Schedule 6.4, there is no claim, litigation, proceeding or governmental investigation pending or, to the best of Owner's knowledge, threatened, or any order, injunction or decree outstanding which, if decided unfavorably, would cause Buyer to incur loss or damage in excess of one hundred thousand dollars ($100,000.00); except as disclosed on Schedule 6.4, to the best of Owner's knowledge Owner has received no written notice from a governmental authority of a material violation of law relating to the Timberland Properties which has not or will not have been resolved prior to Closing.

      6.5 Personal Property. Owner has, or will have on the Closing Date, good and marketable title (which includes leasehold title if applicable) to the personal property to be transferred to Buyer on the Closing Date pursuant to Section 1.4, subject to equipment leases, purchase money contracts, and similar security interests to be assumed by Buyer pursuant to Section 1.8.

      6.6 Environmental Conditions. Except as disclosed on Schedule 6.6, to the best of Owner's knowledge there are no environmental conditions on the Indemnification Properties (as defined in Section 6.7(e)) that would cause Buyer to incur more than one hundred thousand dollars ($100,000) in loss or damage for each such environmental condition. The foregoing representation specifically includes no representation whatsoever with respect to the real property in North Louisiana and Southwest Louisiana (including the Long Term Leases) regarding the effects created by oil and gas operations.

      6.7 Disclaimer of Warranties and Representations From Seller; AS IS; Indemnity

            (a) Personal Property. Except as otherwise expressly set forth in this Agreement, this Agreement is executed, and the personal property will be transferred, without any warranty of title, either express or implied, and without any express or implied warranty or representation as to the merchantability or fitness for any purpose of any of the equipment or other personal property included in the Assets, and without any other express or implied warranty or representation whatsoever.

            (b) Real Property. Except as otherwise expressly set forth in this Agreement, this Agreement is executed, and the real property including Timberland Properties, Mineral Rights, and Long Term Leases will be transferred, without any warranty of title, either express or implied, except warranties (if any) contained in the deed(s) conveying the real property included in the Assets, and without any express or implied warranty or representation as to the merchantability of any of the real property included in the Assets, acreage, legal access, operations or encroachments or any other condition affecting the Assets.

            (c) Condition of Property. Except as otherwise expressly set forth in this Agreement, Buyer agrees to purchase the Timberland Properties, Mineral Rights, Long Term Leases, personal property, mobile equipment, machinery and equipment and all other Assets "as is", "where is" and with all faults. The Buyer certifies by execution hereof that it has had an opportunity to inspect the Timberland Properties, Mineral Rights, Long Term Leases, and other Assets (including the surface and subsurface of any real property) prior to executing this Agreement; that Buyer either has inspected or waived its right to inspect the Timberland Properties, Mineral Rights, Long Term Leases, and other Assets for all purposes and satisfied itself as to its physical condition, both surface and subsurface, including but not limited to conditions specifically related to the presence, release or disposal of hazardous substances, but without limiting Buyer's rights under Section 8.11; that it has not relied upon any information delivered by Owner, Seller or their respective agents concerning the Timberland Properties, Mineral Rights, Long Term Leases, and other Assets; and that it is relying upon its own examination of the Timberland Properties, Mineral Rights, Long Term Leases, and all other Assets in entering into and in consummating this Agreement. Buyer further acknowledges and agrees that, except as otherwise expressly set forth in this Agreement, neither Owner nor Seller nor any of their respective agents have made any representations, warranties or covenants whatsoever with respect to the quantity or quality of the timber, the acreage, tax status, legal access, encroachment or physical condition of the Timberland Properties, Mineral Rights, and Long Term Leases, nor, except as expressly set forth in this Agreement, have they made any representations, warranties, or covenants whatsoever concerning the presence, release or disposal of hazardous substances thereon.

            (d) Disclaimer. Except as otherwise expressly set forth in this Agreement, the transaction contemplated hereby shall be without any express, implied, statutory or other warranty or representation as to the condition, quantity, quality, fitness for particular purpose, freedom from redhibitory vices or defects, conformity to models or samples of materials or merchantability of any of the Assets, their fitness for any purpose, and without any other express, implied, statutory or other warranty or representation whatsoever. In addition, except as otherwise expressly set forth in this Agreement, Seller makes no warranty or representation, express, implied, statutory or otherwise, as to the accuracy or completeness of any data, reports, records, projections information or materials now, heretofore or hereafter furnished or made available to the Buyer in connection with this Agreement including, without limitation, any description of the Assets, pricing assumptions, or the environmental condition of the Assets or the portions affected by the Endangered Species Act or any other materials furnished or made available to Buyer by Seller or its agents or representatives; any and all such data, records, reports, projections, information and other materials furnished by Seller or otherwise made available to Buyer are provided to Buyer as a convenience, and shall not create or give rise to any liability of or against Seller; and any reliance on or use of the same shall be at Buyer's sole risk.

      Buyer expressly waives the warranty of fitness for intended purposes or guarantee against hidden or latent redhibitory vices under Louisiana law, including Louisiana Civil Code Articles 2520 through 2548, and the warranty imposed by Louisiana Civil Code Articles 2475; waives all rights in redhibition pursuant to Louisiana Civil Code Article 2520, et seq; acknowledges that this express waiver shall be considered a material and integral part of this Agreement and the consideration thereof; and acknowledges that this waiver has been brought to its attention and explained in detail and that it has voluntarily and knowingly consented to this waiver or warranty of fitness and/or warranty against redhibitory vices and defects for the Assets.

            (e) Waiver of Claims and Indemnity. Without limiting the generality of any other provision in this Section 6.7, except as otherwise expressly set forth in this Agreement, Buyer assumes any and all liabilities, past, present, or future, of Seller and "Owners" as defined below, relating to hazardous substances or materials, wastes, toxics, pollutants, solid wastes, or contaminants, including without limitation liabilities arising under any current or future legal requirement pertaining thereto, which are based upon the ownership or operation of the Assets. Except as otherwise expressly set forth in this Agreement, Buyer assumes the risk that hazardous substances or materials, wastes, toxics, pollutants, solid wastes, or contaminants may be present in, on or under the Timberland Properties, Mineral Rights, Long Term Leases, or other Assets, and hereby waives, releases, and discharges forever Owner, Hanson's general partners, Affiliates of Owner, Owner's successors and assigns, and their respective shareholders, directors, officers, employees, and agents (in this Section 6.7(e) collectively referred to as "Owners") and Seller from any and all present or future claims or demands, and any and all damages, loss, injury, liability, claims or costs, including fines, penalties judgments, claims for contribution, and cost recovery actions, arising from or in any way related to the condition, operation, or use of the Timberland Properties, Mineral Rights, Long Term Leases, or other Assets or the presence of any hazardous substances or materials, wastes, toxics, pollutants, solid wastes, or contaminants in, on or under the Timberland Properties, Mineral Rights, Long Term Leases, or other Assets; provided, however, that to the extent such waiver, release or discharge will prejudice Buyer's rights to pursue third parties (not including Affiliates of Owner) who have indemnified or insured Owner (or any of the three Owners) for some or all of the foregoing matters, Buyer shall not, and shall not be deemed to, have waived, released or discharged "Owners" for the sole purpose of pursuing such third parties. Except as otherwise expressly set forth in this Agreement, Buyer hereby indemnifies, holds harmless, and agrees to defend Seller and "Owners" from and against any and all present or future claims or demands, and any and all damages, losses, liabilities, injuries, fines, penalties, judgments, claims for contribution, and cost recovery actions, and consultant fees, expert witness fees, costs and expenses (including attorney's fees incurred by Seller or Owners in the case of matters involving third parties) arising from or in any way related to the presence of any hazardous substances or materials, wastes, toxics, pollutants, solid wastes, or contaminants in, on or under the
(i) Timberland, (ii) Mineral Rights, (iii) Long Term Leases, and (iv) any other real property constituting a part of other Assets (collectively, the Indemnification Properties"). This indemnity specifically includes the obligation of Buyer to remove, remediate, reimburse or take other actions required by law concerning any hazardous substances or materials, wastes, toxics, pollutants, solid wastes, or contaminants in, on or under the Indemnification Properties. Nothing herein shall limit Buyer's right, in good faith, to contest any action, request or requirement of any governmental agency provided that such action is taken at Buyer's sole cost, risk and expense. The provisions of this Section 6.7(e) shall not include, or create any obligation of Buyer with respect to any contractual obligation of "Owners" or Owner's predecessors except as provided in Section 1.8(a)(v) or as disclosed on any Schedule attached to this Agreement, are solely for the benefit of Seller and "Owners" and shall not be construed to be for the benefit of any third party or to constitute a waiver or release of rights against any third party. Seller hereby assigns to Buyer all rights and claims which Seller may now or hereafter have against third parties relating to any matter for which Buyer indemnifies Seller or "Owners." The provisions of this
Section 6.7(e) and Section 1.8(a)(v) are intended to exclusively set forth Buyer's obligations under this Agreement with respect to assumption, waiver, release, discharge, and indemnification of environmental matters, and the provisions of Section 10.1(b) and Section 1.8(a) (other than
Section 1.8(a)(v)) shall not apply to such obligations of Buyer.

      7.  Representations of Buyer.  Buyer represents to Seller as follows:

      7.1 Buyer's Organization. Buyer is a corporation organized, existing and in good standing under the laws of Delaware and has the full corporate power and authority to enter into and to perform this Agreement. Buyer is qualified to do business and is in good standing in the state of Louisiana.

      7.2 Authorization of Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action of Buyer, and this Agreement constitutes the valid and binding obligation of Buyer enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      7.3 Consents of Third Parties. The execution, delivery and performance of this Agreement by Buyer will not (a) violate or conflict with the articles of incorporation or by-laws of Buyer; or (b) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to Buyer. Except as required by the HSR Act, no consent, approval or authorization of any governmental authority is required on the part of Buyer in connection with the execution, delivery and performance of this Agreement.

      7.4 Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to the best of Buyer's knowledge, threatened, that question the validity of this Agreement or any action taken or to be taken by Buyer in connection with this Agreement. There is no litigation, proceeding or governmental investigation pending or, to the best of Buyer's knowledge, threatened, or any order, injunction or decree outstanding, against the Buyer that, if adversely determined, would have a material effect upon Buyer's ability to perform its obligations under this Agreement.

      7.5 Financing. Buyer will have, on the Closing Date, all funds necessary to pay the Purchase Price and related fees and expenses, and has, or will have on the Closing Date, the financial capacity to perform all of its other obligations under this Agreement.

      8.    Further Agreements of the Parties.

      8.1  Access to Information.  Owner has agreed that Buyer (subject to
Section 8.7) shall have access to information in the possession of Owner, and Seller will make available to Buyer information in its possession, relating to the Timberland Properties, the Mineral Rights, the Long Term Leases, and other Assets for due diligence investigation purposes and to facilitate an orderly transition in the management of those Assets in anticipation of Closing. In addition, Owner has agreed to make available to Buyer its financial statements and shall cooperate and instruct Owner's independent auditors to cooperate, at Buyer's expense, in preparing the financial statement related to the Timberland Properties which Buyer may be required to file with the Securities Exchange Commission.

      8.2  Notice of Changes and Events.

            (a) Each party shall promptly notify the other party in writing, and furnish to such party any information that such party may reasonably request, with respect to the occurrence of any event or the existence of any state of facts that would (i) result in the party's or Owner's representations and warranties not being true if they were made at any time prior to or as of the Closing Date, or (ii) impair the party's or Owner's ability to perform its obligations under this Agreement.

            (b) Subject to receipt of necessary information from Owner, Seller agrees to update and bring current all Schedules attached to this Agreement prior to the Closing Date. Any such updated Schedule shall be for informational purposes only and shall not affect the rights and obligations of the parties as set forth in this Agreement.

            (c) Notwithstanding anything to the contrary in this Agreement, Owner or Seller shall have the right, in their respective sole discretion, to retain any claim, obligation, or liability that may otherwise be transferred to or assumed by Buyer in this Agreement. Owner or Seller may, without limitation, exercise this right by omitting or deleting a claim, liability, or obligation on one or more of the Schedules attached to this Agreement. If Owner or Seller exercises this right, Seller shall provide written notice to Buyer of the claim, liability, or obligation that Seller shall retain within thirty-five (35) days of Seller's receipt of written notice of said claim, liability, or obligation.

      8.3 Expenses. Except as otherwise specifically provided in this Agreement, Buyer and Seller shall bear their own respective expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by each of them under this Agreement.

      8.4 Publicity. Buyer and Seller shall consult with each other before issuing any public announcement or press release concerning the transactions contemplated by this Agreement and, except as may be required by applicable law or regulation or rule of any stock exchange or organized securities market on which the securities of Buyer or Seller are listed or traded, will not make a public announcement or issue a press release prior to such consultation. If Buyer or Seller are so required to make a public announcement or issue a press release such party shall use its best efforts to inform the other party hereto prior to making or issuing it.

      8.5  Preservation of Records.

            (a) Buyer agrees that, without expense to Seller, Buyer (i) shall preserve and keep the records relating to the Timberland Properties, Mineral Rights, Long Term Leases, and other Assets delivered to it by Seller for a period of six (6) years from the Closing, and (ii) shall give Seller and Owner reasonable access to such records and to personnel during regular business hours if needed for any bona fide purpose, provided such access shall be at Seller's or Owner's cost and expense, including reimbursement of Buyer's extraordinary costs, if any, of providing such access.

            (b) Seller or Owner, without expense to Buyer, (a) shall preserve and keep the records relating to the Timberland Properties, Mineral Rights, Long Term Leases, and other Assets which were not transferred to Buyer pursuant to Section 1.4(a), and (b) shall give Buyer reasonable access to such records and to personnel during regular business hours if needed for any bona fide purpose, provided such access shall be at Buyer's cost and expense, including reimbursement of Seller's or Owner's extraordinary costs, if any, of providing such access.

            (c) Notwithstanding the expiration of the six (6) year period in Subsection (a) above, Buyer agrees not to destroy the records described in Subsection (a) without first giving Seller sixty-five (65) days advance written notice and an opportunity to take custody of such records, at Seller's cost and expense, including reimbursement of Buyer's extraordinary costs, if any.

      8.6 Casualty or Condemnation. In the event any uninsured loss or damage occurs to the assets being acquired by Seller from Owner, including the Assets, after the date of the Purchase Agreement, but before Closing, which has an adverse financial impact in excess of fifteen million dollars ($15,000,000) on the value of such assets, Buyer shall be entitled to a reduction of the Purchase Price. Buyer's share of any Purchase Price reduction as a result of an uninsured loss shall be determined pursuant to
Section 8.12. If the amount of the Purchase Price reduction has not been determined by the date set for Closing, the parties shall proceed to Close as scheduled and Subsection 2.1(d) shall apply. In the event any insured loss, destruction, casualty or damage occurs to the Assets after the date of this Agreement, but before Closing, or in the event condemnation action is instituted on the Assets after the date of this Agreement, but before Closing, then Seller shall assign to Buyer at Closing all proceeds from such policies or condemnation action, and there shall be no adjustment in the Purchase Price.

      8.7 Confidentiality. Hanson and Buyer have previously executed a Confidentiality Agreement in the form attached hereto as Schedule 8.7. Notwithstanding anything to the contrary in the Confidentiality Agreement, the parties hereto covenant and agree that the terms and provisions of this Agreement and all information and data obtained in connection with this Agreement shall be treated as Evaluation Material in the Confidentiality Agreement. Buyer shall require any third party which has not already executed the Confidentiality Agreement and to which it intends to disclose any information supplied under the Confidentiality Agreement or this Agreement to countersign and assume all of the obligations and covenants of the Confidentiality Agreement and deliver a copy of the Confidentiality Agreement to Seller and Owner prior to delivery of any information to such third party. If this Agreement is terminated for any reason, the foregoing covenant shall survive the termination; if this Agreement is not so terminated, then the foregoing covenant shall be deemed terminated at Closing.

      8.8 Allocation and Tax Matters. The Purchase Price shall be allocated among the Assets in accordance with Schedule 8.8 attached hereto. Seller and Buyer agree to complete IRS form 8594 consistently with the foregoing allocation and to furnish each other with a copy of such form prepared in draft form within forty five (45) days prior to the filing due date for such form. Within fifty-five (55) days after the Closing, Buyer shall submit to Seller a proposed detailed allocation schedule which is in all respects consistent with Schedule 8.8. Thereafter, Buyer and Seller shall use their respective best efforts to promptly agree to a final detailed schedule. Neither Seller nor Buyer shall file any tax return or take a position with any taxing authority that is inconsistent with the foregoing allocation.

      8.9 Termination. This Agreement shall be terminated at any time prior to the Closing:

            (a)  By mutual written agreement executed by Seller and Buyer; or

            (b) By either party if applicable law (including but not limited to the HSR Act) prohibits the consummation of the sale and purchase of the Assets pursuant to this Agreement or if, at the Closing Date, any action, proceeding or investigation shall have been instituted or threatened in writing by any governmental agency seeking to enjoin, restrain, prohibit, impose material conditions upon or obtain substantial damages in respect of, the transactions contemplated by this Agreement;

            (c)  By either party as provided in Section 3.2; or

            (d) By either party if the Purchase Agreement is terminated for any reason.

      Upon such termination, neither of the parties shall have any liability or further obligation arising out of this Agreement except as expressly stated in this Agreement.

      8.10 Access Pending Closing. Owner has agreed that Buyer may, upon reasonable notice to Owner, have access to the Timberland Properties, real property described in the Long Term Leases and other Assets for purposes of conducting due diligence investigations and preparing for transition of ownership, all in accordance with the terms and conditions of the Access Agreement previously executed by Buyer, a copy of which is attached hereto as
Schedule 8.10.

      8.11  Buyer's Due Diligence.

            (a) Buyer may conduct due diligence examinations during a period commencing on the date hereof and ending at the close of business on the day prior to the Closing Date (the "Due Diligence Period"). In the event that Buyer makes a reasonable and objective determination that there are Price Adjustment Items as defined in Section 8.11(d), Buyer will have the right, but only during the Due Diligence Period, to notify Seller in writing, with reasonable detail, of said Price Adjustment Items; provided, that no such written notice given to Seller later than April 8, 1996, shall include a Price Adjustment Item relating to environmental matters.

            (b) In the event Buyer makes a reasonable and objective determination that there are Price Adjustment Items as defined in Section 8.11(d) which will have an adverse financial impact in the Price Adjustment Formula set forth in Section 8.11(e), Buyer will have the right to deliver to Seller, but only during the Due Diligence Period, a notice that Buyer is entitled to an adjustment in the Purchase Price (the "Price Adjustment Notice"), provided that no Price Adjustment Notice given later than April 8, 1996, shall include a Price Adjustment Item relating to environmental matters. The Price Adjustment Notice shall be accompanied by a schedule setting forth in reasonable detail Buyer's computation of the dollar amount of the Price Adjustment Items. Seller shall deliver the Price Adjustment Notice to Owner as one of Seller's Price Adjustment Notices. Buyer hereby appoints Seller as its agent to pursue a price reduction as specified in the Price Adjustment Notice. Subject to the provisions of the Purchase Agreement, Seller agrees to use reasonable diligence in pursuing a price reduction with respect to the matters referred to in each such Price Adjustment Notice.

            (c) If Buyer provides written notice of Price Adjustment Items as provided in Subsection (a) above but does not deliver to Seller the Price Adjustment Notice described in Subsection (b) above during the Due Diligence Period, Buyer will have the right, within six (6) months after Closing, to deliver to Seller a notice (the "Post Closing Adjustment Notice"). The Post Closing Adjustment Notice shall be accompanied by a schedule setting forth in reasonable detail Buyer's computation of the dollar amount of the Price Adjustment Items that provide the basis for the Post Closing Adjustment Notice; provided however, the Post Closing Adjustment Notice cannot allege an adverse financial impact greater than fifteen million dollars ($15,000,000) (the First Threshold). Seller shall deliver the Post Closing Adjustment Notice to Owner as one of Seller's Post Closing Adjustment Notices and shall pursue an adjustment in the First Threshold as contemplated by Section 10.4 of the Purchase Agreement; provided that if the Post Closing Adjustment Notices exceed Fifteen Million Dollars ($15,000,000) in the aggregate, each such notice shall be reduced pro rata so that the total does not exceed Fifteen Million Dollars ($15,000,000). The adjustment so determined shall not adjust the Purchase Price, but shall be carried forward as a portion of the First Threshold in making the calculations in Section 10.4(c) of the Purchase Agreement.

            (d)  In determining the adverse financial impact for purposes of
Section 8.11(a), the following items shall be taken into account as Price Adjustment Items:

                  (i) Failure of Owner to be vested in title in more than five hundred (500) acres of the Timberland Properties described in the Title Reports attached to this Agreement as Schedule 4, and the threshold provisions of Section 8.11 and the allocation provisions of Section 8.12 shall not apply to any such Price Adjustment Item (i.e., the Purchase Price shall be reduced by the amount of the adverse financial impact of such Item), nor shall the reduction in Purchase Price for such Item reduce the threshold provisions for purposes of Section 10.4 of the Purchase Agreement. As used in this Subsection (i), "vested in title" means that the applicable Title Report states that the Owner (or any of the three Owners) is vested in title (without regard to exceptions or objections noted in such Title Report);

                  (ii) The existence of any exception to title on any portion of the Timberland Properties: (a) which was not shown on Schedule 4, and (b) which was not disclosed on any other Schedule attached to this Agreement, and
(c) which materially interferes with the use thereof for the production and harvesting of timber; provided that the threshold provisions of Section 8.11 and the allocation provisions of Section 8.12 shall not apply to such Price Adjustment Item if the exception to title was created by Seller after the date of the applicable Title Report and was not either created in the ordinary course or consented to by Buyer, nor shall the reduction in Purchase Price for such Item reduce the threshold provisions for purposes of Section 10.4 of the Purchase Agreement.

                  (iii) The existence of any exception to title on Owner's leasehold interest in any of the Long Term Leases assigned to Buyer: (a) which would have been an exception to title on a Title Report if such Reports had been prepared for the Long Term Leases, and (b) which was not disclosed on any Schedule attached to this Agreement, and (c) which materially interferes with the use thereof for the production and harvesting of timber; provided that the threshold provisions of Section 8.11 and the allocation provisions of
Section 8.12 shall not apply if the exception to title was created by Seller after January 1, 1996, and was not either created in the ordinary course of business or consented to by Buyer, nor shall the reduction in Purchase Price for such Item reduce the threshold provisions for purposes of Section 10.4 of the Purchase Agreement.

                  (iv) The presence of any hazardous substances or materials, wastes, toxics, or contaminants in, on or under any of the Indemnification Properties (but only until April 8, 1996, and only to the extent they were not disclosed in Schedule 6.6); provided that with respect to the real property in North Louisiana and Southwest Louisiana (including the Long Term Leases), the presence of any hazardous substances or materials, wastes, toxics, or contaminants or any other effects created by, resulting from or related to oil and gas operations shall not be taken into account as Price Adjustment Items.

                  (v) Any breach of representations of Seller in Section 6 of this Agreement during the Due Diligence Period, but with respect to Section 6.6, only if included in a Price Adjustment Notice given not later than April 8, 1996; provided, that in determining the adverse financial impact for breach of representations of Seller, any benefit to Buyer caused by such breaches of representations of Seller and other breaches of representations of Seller during the Due Diligence Period shall be offset or taken into account.

            (e) Price Adjustment Formula. As used in this Section 8.11 (and in Sections 10.4(b) and (c) of the Purchase Agreement), the term "First Threshold" means fifteen million dollars ($15,000,000); the term "Second Threshold" means twenty five million dollars ($25,000,000); the term "Third Threshold" means thirty five million dollars ($35,000,000). Subject to the provisions of Section 8.12, if the First Threshold, but not the Second Threshold, is met, the purchase price under the Purchase Agreement shall be reduced by fifty percent (50%) of the amount of the adverse financial impact in excess of the First Threshold; and if the Second Threshold, but not the Third Threshold, is met, the purchase price under the Purchase Agreement shall be additionally reduced by two-thirds of the amount of the adverse financial impact in excess of the Second Threshold; and if the Third Threshold is met, the purchase price under the Purchase Agreement shall be additionally reduced by one hundred percent (100%) of the amount of the adverse financial impact in excess of the Third Threshold.

      8.12 Allocation of Price Reduction. No Purchase Price reduction will be allowed to Buyer under this Agreement unless a purchase price reduction is allowed to Seller under the Purchase Agreement. If a purchase price reduction is allowed to Seller under the Purchase Agreement, except as expressly provided in Section 8.11(d), Buyer will be entitled to a fraction of such reduction, the numerator of which shall be Buyer's total allowed Purchase Price adjustment claims and the denominator of which shall be the total purchase price adjustment claims submitted by Seller to Owner pursuant to the Purchase Agreement and allowed. Buyer shall be bound by any proceeding or agreement between Owner and Seller determining the amount of any Purchase Price adjustment.

      8.13 Enforcement of Seller's Rights. Seller agrees to use commercially reasonable efforts as determined by Seller in its reasonable judgment to enforce the obligations of Owner under Sections 3.6, 5(a), 5(c), 8.1, 11.3(b), and 11.3(c) of the Purchase Agreement. Buyer shall reimburse Seller for Seller's expenses related to such enforcement in accordance with the formula for sharing of arbitration costs under the Purchase Agreement set forth in Section 9.2 of this Agreement.

      8.14 Seller's Knowledge. In the event that Seller obtains knowledge prior to the Closing Date of any material fact which, if known to Owner, would result in a breach of a representation or warranty of Owner under the Purchase Agreement, Seller shall notify Owner so that Owner will have knowledge of such fact.

      9.    Default; Remedies; Arbitration.

      9.1 Default; Remedies. Time is of the essence of this Agreement. If either party fails or refuses to carry out this Agreement according to its terms, the other party shall be entitled to the remedies set forth below.

            (a) Buyer's Default. Except as otherwise provided in this Agreement, in the event Buyer fails, without legal excuse, to complete the purchase of the Assets pursuant to this Agreement, Seller shall be entitled to terminate this Agreement and/or pursue any and all remedies available at law or in equity by reason of Buyer's breach or default, including without limitation, specific performance and damages for any failure by Buyer to perform the obligations to be performed by it from and after the date of this Agreement.

            (b) Seller's Default. Except as otherwise provided in this Agreement, in the event Seller fails or refuses to complete the purchase of the Assets or is otherwise in breach or default of its obligations in this Agreement, Buyer shall be entitled to terminate this Agreement and/or pursue any and all remedies available at law or in equity by reason of Seller's breach or default, including without limitation, specific performance and damages for any failure by Seller to perform the obligations to be performed by it from and after the date of this Agreement; provided, however, that Buyer's sole remedy against Seller for Seller's breach of Section 6 and the representations set forth therein shall be as set forth in Section 8.11 and the indemnification by Seller of Buyer as set forth in Section 10.

            (c) Owner Default. Notwithstanding the foregoing, Buyer shall have no rights against Seller if Seller's failure to transfer the Assets to Buyer results from a default by Owner under the Purchase Agreement. If Seller elects to seek damages as a result of a default by Owner under the Purchase Agreement and if any award to Seller includes any amount with respect to damages suffered by Buyer, Seller shall pay such amount to Buyer minus Buyer's share of expenses determined pursuant to the formula for allocation of expenses of arbitration under the Purchase Agreement set forth in Section 9.2. If Seller seeks specific performance of Owner's obligations under the Purchase Agreement, Seller agrees that it will not terminate this Agreement pursuant to
Section 8.9(d) if Buyer agrees to be bound by the outcome of such specific performance proceeding and if Buyer agrees to reimburse Seller for the costs of such proceeding in the proportion that the Purchase Price bears to One Billion Five Hundred Eighty Eight Million Dollars ($1,588,000,000).

      9.2 Arbitration. This Agreement shall not be subject to termination except as specifically provided in this Agreement. Any question, controversy or claim arising under or relating to this Agreement, shall be settled by arbitration in accordance with the rules of the American Arbitration Association and the provisions of the laws of the State of Washington relating to arbitration, as said rules and laws are in effect on the date of this Agreement. The arbitration shall be conducted in Vancouver, Washington, by and before a single arbitrator, who is experienced in the problem or problems in dispute, to be agreed upon by the Seller and Buyer, or if they are unable to agree upon an arbitrator within ten (10) days after written demand by either party for arbitration, then, at the written request of either party, the arbitrator shall be appointed by the American Arbitration Association, or failing such appointment, by the Superior Court in and for the County of Clark, State of Washington. Proceedings to obtain a judgment with respect to any award rendered hereunder shall be undertaken in accordance with the law of the State of Washington including the conflicts of laws provisions thereof.

      Each party shall pay one-half of the arbitrator's fees and expenses. Upon application to the arbitrator, the parties shall be entitled to limited discovery, including only exchange of documents and only depositions on such terms as the arbitrator may allow for purposes of fairness and to reduce the overall time and expense of the arbitration.

      Buyer shall also reimburse Seller for the costs of any arbitration under the Purchase Agreement, including arbitrator's fees and reasonable attorney's fees, incurred by Seller in the proportion that the claims related to the Assets bears to the total of all claims involved in the arbitration. In any arbitration proceeding under the Purchase Agreement including any arbitration related to a Purchase Price adjustment claim or indemnification claim which relates to the Assets, Seller agrees to request of the arbitrator that Buyer be allowed to participate in the arbitration. Buyer shall be allowed to participate to the extent allowed by the arbitrator.

      10.  Indemnification and Related Matters.

      10.1  Indemnification.

            (a) Seller agrees to defend, indemnify and hold Buyer and its parents, subsidiaries, affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against any and all loss, claims, liabilities, damages, costs and expenses, including attorneys fees incurred with respect to third parties ("Damages") resulting from, based upon, or arising out of:

                  (i) subject to Section 10.4(a), (b), and (c), all of the Excluded Liabilities set forth in Section 1.8(b);

                  (ii) subject to Section 10.4, and taking into account any adjustments made for such breach in Section 8.11, breaches of Seller's representations set forth in Section 6;

               (iii) subject to Section 10.4, claims of third parties that are asserted after Closing, to the extent the basis of such claims arose prior to Closing; provided, that this Subsection (iii) shall only apply to a claim which will result in loss to Buyer in excess of $100,000; and provided further, that the indemnity in this Subsection (iii) shall not apply at all to matters disclosed on Schedule 6.4 or to matters covered by Section 8.11 or to matters for which Buyer is indemnifying Seller as provided in this Agreement;

               (iv) subject to Section 10.4, permits, licenses, or Contracts (which are not Material Contracts) assumed by Buyer pursuant to Section 1.8 but which were not disclosed to Buyer in any Schedule attached to this Agreement; provided, that this Subsection (iv) shall only apply to a permit, license, or Contract: (a) which will require Buyer to pay more than $100,000 in any twelve-month period, and (b) which will not expire and cannot be terminated within twelve months of Closing without penalty, liability, or premium, and (c) which provides no material benefit to Buyer; and

                  (v) all actions, claims, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorneys' fees (incurred with respect to third parties), with respect to the foregoing.

            (b) Buyer agrees to save, defend, indemnify and hold Seller and Owner and its general partners, parents, subsidiaries, affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against any loss, claims, liabilities, damages, costs and expenses, including attorneys' fees incurred with respect to third parties ("Damages") resulting from, based upon, or arising out of:

                  (i) any breaches, occurring before, at or after Closing, of Contracts, Long Term Leases, permits, licenses, and all other agreements and obligations transferred or assigned to Buyer;

                  (ii) the operation, management or condition of the Assets, whether arising before, at or after the Closing, excluding only those matters covered by Section 10.1(a)(i) above;

                  (iii) all matters assumed by the Buyer pursuant to any and all provisions of this Agreement or any related agreement; and

                  (iv) all actions, claims, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorneys' fees (incurred with respect to third parties), with respect to the foregoing.

      Wherever this Agreement provides for Buyer's indemnification of Owner, the term "Seller" shall mean each or all of CERI, CFII, and Hanson.

      10.2 Determination of Damages; Claims. In calculating any amounts payable to Buyer pursuant to Section 10.1(a) or payable to Seller pursuant to
Section 10.1(b), Seller or Buyer, as the case may be, shall receive credit for
(i) any reduction in tax liability as a result of the facts giving rise to the claim for indemnification, and (ii) any insurance recoveries.

      10.3 Defense of Claims by Third Parties. If any claim is made against Buyer or Seller that, if sustained, would give rise to a liability of the other under this Agreement, Buyer or Seller, as the case may be, shall promptly cause notice of the claim to be delivered to the other and shall afford the other and its counsel, at the other's sole expense, the opportunity to defend, with counsel reasonably satisfactory to the party against which such claim is made, or settle the claim. If either party takes said opportunity to settle the claim, such party shall obtain a release of the other party in any settlement agreement with the third party. In the event of an indemnification claim by Buyer against Seller, Seller may cause Owner to undertake the defense in which event Owner shall have the opportunity to settle the claim as provided above.

      10.4  Limitations on the Indemnification.

            (a) With respect to Seller's indemnification of Buyer pursuant to Subsections 10.1(a), Buyer shall promptly inform Seller in writing of each such matter, as and when Buyer becomes aware of such matter, and shall keep complete and accurate records of actual damages incurred by Buyer as a result thereof.

            (b) Notwithstanding any other provision of this Agreement, Seller's obligations for indemnification of Buyer and all Other Purchasers shall not exceed the proceeds of indemnification recoveries by Seller from Owner. Seller agrees to submit all of Buyer's indemnification claims to Owner as Seller's indemnification claims. Buyer hereby appoints Seller as Buyer's agent to pursue such indemnification claims. Seller agrees to use reasonable diligence in the pursuit of such claims. Buyer shall be bound by the results of any proceedings under the Purchase Agreement to determine the validity of Seller's indemnification claims.

            (c) Buyer shall be entitled to its pro rata share of total recoveries by Seller for (i) Purchase Price adjustment claims subject to the allocation provisions of Section 8.12, and (ii) indemnification claims submitted by Seller to Owner under the Purchase Agreement. Amounts payable to Buyer from indemnification claims recovered subsequent to payment of Purchase Price adjustment claims shall be adjusted to reflect amounts paid with respect to such Purchase Price adjustment claims.

            (d) Notwithstanding anything to the contrary to this Agreement, Seller shall not be obligated to indemnify Buyer on any claim for indemnification submitted by Buyer to Seller after December 31, 1998, except for matters arising under Section 10.1(a)(i).

      11.   Employee Matters.

      11.1  Definitions.

            (a) Employees. The term "Employees" shall mean all of the persons actively employed by Owner exclusively in connection with the Timberland Properties in daily operations in hourly or salaried status immediately preceding the Closing, and those persons identified in Schedule 11.2(f) as employed by Owner in daily operations in connection with the Timberland Properties who are either (a) on disability, or (b) on leave of absence. This does not include persons listed in Schedule 11.1(a), which lists executive officers of Owner.

            (b) Transferring Employees. All Employees who apply for, are offered, and who accept employment with Buyer on the Closing Date or within 90 days thereafter.

            (c)   INTENTIONALLY OMITTED

            (d) List of Employees. Schedule 11.1(d) sets forth a true and correct list of all Employees, together with their respective job titles, hourly rates or base salary, date of birth, Social Security number, and most recent date of hire (or credited service), as of ten (10) days prior to the date of this Agreement, and will be updated to be true and correct as of ten
(10) days prior to the Closing Date.

      11.2  Applications/Hiring.

            (a) Within ten (10) days after the date this Agreement is signed, Seller will provide applications for employment to all Owner's Employees, as defined in 11.1(d) above.

            (b) Employees from whom applications will be solicited by Buyer will also be provided with a document or documents setting forth the essential terms and conditions of employment under which Buyer intends to operate the Assets. Buyer will provide such information to Seller promptly following the execution of this Agreement. Buyer will consider applications from all Employees who apply for employment under such terms and conditions of employment pursuant to its normal hiring procedure. If applications acceptable to Buyer are received from Salaried Employees, offers of employment shall be extended within fifteen (15) working days of application receipt or as soon as reasonably practical thereafter. Offers to other Employees who submit application and who are acceptable to Buyer will be extended on or before the Closing Date.

            (c) Salaried Terms and Conditions. Solicitations of salaried Employees who submit applications for employment with Buyer will be made on terms and conditions of employment consistent with and generally applicable to Buyer's salaried work force in positions of like status and pay. However, in order to minimize Owner's severance cost, Buyer agrees to offer employment to at least four (4) salaried Employees (or to such lesser number if such lesser number of salaried Employees apply), and that those salaried Employees offered employment will be hired at 96 percent or more of their Base pay with Owner as listed in Schedule 11.1(d).

            (d) Nonunion Hourly Terms and Conditions. Solicitations of Owner's nonunion hourly Employees who submit applications for employment with Buyer will be made as Buyer may determine on terms and conditions of employment consistent with their existing terms and conditions or terms and conditions consistent with and generally applicable to Buyer's nonunion hourly work force in positions of like status and pay in similar type operations of Buyer in the same region or geographic proximity.

            (e)   INTENTIONALLY OMITTED

            (f) Disabled Employees/Leave of Absences. Employees identified in Schedule 11.2(f) who make application, are offered, and accept employment must begin employment as evidenced by having worked at least one (1) compensable day with Buyer no later than the first working day of the sixth
(6th) month following the month in which the Closing Date occurs unless otherwise provided by law or extended by Buyer.

      11.3  Employment Obligations of Seller and Buyer.

            (a)   Buyer's Obligations/Employment Claims.

                  (i) Subject to the provisions of Section 11.4 and Section 11.5, Buyer agrees to assume all employment-related obligations accruing on or after the Closing Date pertaining to Transferring Employees including, without limitation, compensation for services performed for Buyer (and related employment and withholding taxes); benefits accrued under any Buyer-sponsored employee welfare or pension benefit plan (as defined under ERISA Sections 3(1) and 3(2), respectively); benefits accrued under any other employee benefit plan or arrangement of Buyer covering the Transferring Employees; and workers' compensation benefits with respect to claims relating to events occurring on or after the Closing Date or filed more than one-hundred eighty (180) days after the Closing Date, regardless of date of accident or illness.

                  (ii) Buyer will retain all liability for all claims, losses, damages, and expenses (including, without limitation, reasonable attorney's fees), and other liabilities and obligations relating to or arising out of all unfair labor practice charges, wrongful termination litigation, employment discrimination charges, severance claims, health and welfare claims, retirement claims and any other claims related to employment and based upon Buyer's conduct on or after the Closing Date which are filed within applicable statutes of limitations.

            (b)   Seller's Obligation/Employment Claims.

                  (i) Subject to the provisions of Section 11.4 and 11.5, Owner has agreed to assume all employment related obligations with respect to all Employees accruing prior to the Closing Date including, without limitation, compensation for services performed for Owner (and related employment and withholding taxes); benefits accrued under any Owner sponsored employee welfare or pension plan (as defined under ERISA Sections 3(1) and 3(2) respectively) covering the Employees or former Employees prior to or after the Closing Date; benefits accrued under any other employee benefit plan or arrangement of Owner covering the Employees or former Employees prior to or after the Closing Date; and workers' compensation benefits with respect to claims filed before the Closing Date or within one hundred eighty (180) days after the Closing Date and relating to events occurring prior to the Closing Date.

                  (ii) Owner has agreed to retain all liability for any and all claims, losses, damages, and expenses (including, without limitation, reasonable attorney's fees) and other liabilities and obligations relating to or arising out of all unfair labor practice charges, wrongful termination litigation, employment discrimination charges, severance claims, health and welfare claims, asbestos claims, retirement claims, OSHA citations and any other claims arising out of any employment and based upon Owner's conduct occurring prior to the Closing Date including actions filed as of the Closing Date or filed thereafter within applicable statutes of limitations.

            (c) COBRA. Owner has agreed to be responsible for the health care coverage of any Employees as may be required by COBRA under affected Owner Welfare Plans. After the Closing Date, Owner has agreed that it shall ensure that the option of continuing health care coverage under the Owner Welfare Plans is extended to the Employees to the extent required by COBRA. Buyer shall be responsible for providing health care continuation coverage as required by COBRA to any Transferring Employees terminated by Buyer after the Closing Date.

            (d)   Vacation Obligations/Transferring Employees.

                  (i) Vacation earned as of May 1, 1996 and to be taken in 1996 by Transferring Employees under Owner's vacation policy will be credited to Transferring Employees on the Closing Date to the extent not then taken. Buyer shall grant Transferring Employees time off with pay (vacation) for this full credited amount, or pay in lieu of time off for any portion not taken by December 31, 1996. Promptly following receipt of payment from Owner Seller shall pay to Buyer the amount of such earned vacation pay payable by Buyer to such Transferring Employees.

                  (ii) Vacation accruing in 1996 to be taken in 1997 by Transferring Employees will be determined in accordance with Buyer's vacation policy. In the application of Buyer's vacation policy, Buyer shall recognize service of such Employees with Owner and its predecessors to the extent Owner recognized such service under its vacation policy. Seller shall provide Buyer, on or before the Closing Date, with a list of such recognized service including the number of vacation weeks earned under Owner's Plan for all Employees as of May 1, 1996. For those Transferring Employees who remain in Buyer's employment until at least January 1, 1997, Buyer will accrue vacation from January 1, 1996 notwithstanding the fact that the Transferring Employees were not its Employees until after the Closing Date. For those who do not remain in employment with Buyer until year end, vacation will accrue 1/12 pro rata for each completed calendar month of employment between the Closing Date and December 31, 1996.

            (e)   Severance Pay Obligations.

                  (i) Owner has assumed all severance pay obligations, if any, for all Employees who are not hired by Buyer pursuant to Owner's policies, plans, or agreements relating to severance from employment.

                  (ii) Any salaried Transferring Employee hired by Buyer who is terminated during the first six (6) months following the month in which the Closing Date occurs, for reasons other than cause or misconduct, shall receive severance pay from Buyer equal to that which he or she would have received under Owner's severance pay policies as written on January 1, 1996, generally applicable to Owner's Employees in like positions and pay status in the same amount which would have been payable had such salaried Transferring Employee not been hired by Buyer. Seller shall provide Buyer with copies of Owner's applicable policies as soon as reasonably practical after signing of this Agreement.

                  (iii) Any salaried Transferring Employee hired by Buyer who is terminated by Buyer after the six (6) month period in (ii) above or any other Transferring Employee will receive severance pay, if any, in accordance with Buyer's severance pay policies uniformly applicable to other Employees in positions of similar status and pay. In the application of such policies, Buyer shall recognize the Transferring Employee's service with Owner from his or her most recent date of hire with Owner.

      11.4  Employee Benefits.

            (a) All Transferring Employees who accept employment with Buyer and commence such employment immediately on the Closing Date will be, starting on the Closing Date, covered by Buyer's existing employee benefit plans in accordance with their terms and will be subject to Buyer's existing employment policies, as applicable to Buyer's Employees who are similarly situated. Transferring Employees shall be credited with their service with Owner from their most recent date of hire for purposes of vesting, participation and eligibility (but not benefit calculations, except as provided in Section 11.5(c) pertaining to certain Salaried Employees), under Buyer's plans and policies, as though such service had been with Buyer.

            (b) With respect to Buyer medical coverage, there shall be no waiting period for participation by Transferring Employees or their covered dependents and they shall be credited with any deductibles satisfied under Owner's medical plans for claims incurred during calendar year 1996 in meeting the deductible requirements of Buyer's plans. Buyer will also waive any preexisting condition restrictions under the Buyer Welfare Plans with respect to Transferring Employees or their dependents.

            (c) Buyer will provide no benefit coverage to a Transferring Employee or his or her dependents to the extent that such person has not reported to work and continues to be eligible by reason of disability under the Owner Welfare Plans in accordance with their terms as in effect immediately prior to the Closing Date.

            (d) In particular, but without limitation, (i) claims for medical, hospital or other health care expenses incurred by Transferring Employees or their dependents on or after the Closing Date shall be covered under the Buyer Welfare Plans, subject to the limitations thereof and claims for such expenses incurred by Transferring Employees or their dependents prior to the Closing Date shall be covered, subject to the limitations thereof (but in accordance with the terms of this Agreement), under Owner's Welfare Plans;
(ii) claims of Transferring Employees or their dependents for life insurance, accidental death and dismemberment and disability benefits with respect to death, disability or other injury occurring on or after the Closing Date shall be covered under Buyer's Welfare Plans, and claim for such benefits with respect to death, disability or injury occurring prior to the Closing Date shall be covered under Owner's plans (as applicable). The amount and type of benefits payable in any case shall be determined in accordance with the terms of the applicable Welfare Plan. Seller and Buyer acknowledge that certain Transferring Employees who will have attained age 65 or age 55 and 5 years of service for purposes of Owner's retiree medical plan as of the Closing Date will be eligible to elect retiree medical coverage under Owner's retiree medical plan, but only if they do so immediately after the Closing Date; that such coverage requires payment of contributions in an amount determined by Owner pursuant to Owner's retiree medical plan with respect to all participants in such retiree plans and is secondary to active coverage under Buyer's medical plans while the Transferring Employees are participating in any of Buyer's medical plans which may cover such Employees.

      11.5  Retirement Plan Matters.

            (a) Owner Retirement Plans. "Owner Retirement Plans" shall mean the Cavenham Forest Industries Inc. Retirement Plan for Hourly Paid Employees and Cavenham Forest Industries Inc. Retirement Plan for Salaried Employees.

            (b) Vesting of Benefits. As of the Closing Date, all Transferring Salaried Employees shall become fully vested in their accrued benefits under the Owner Retirement Plans. Buyer will recognize past service credited under the Owner's Retirement Plan for purposes of determining vesting requirements under Buyer's Plan for Transferring Employees.

            (c) Determination of Benefits/Payment of Supplement. Seller will provide Buyer with a statement, within 180 days of Closing, listing credited service and accrued benefits (expressed as a Single Life Annuity) through the Closing Date as determined under Owner's Plan for Salaried Employees (the "CSAB Statement"). Such accrued benefit amounts shall be listed in the CSAB Statement for each Transferring Employee. The accrued benefit amount shall be calculated by Owner's actuary, Hewitt Associates, in consultation with Seller, using assumptions shown on the CSAB Statement in conjunction with Owner's current retirement plan formula. Buyer shall provide each salaried Transferring Employee, upon retirement, a supplemental retirement benefit under its Salaried Retirement Plan, or under such other form of supplemental plan or payment acceptable to Buyer, (a "Supplement") equal to:

                  (i) the age 62 Single Life Annuity amount, taking into account the credited service listed in the CSAB Statement as applied to the benefit formula of Buyer's Salaried Retirement Plan, using compensation with Buyer at retirement, minus,

                  (ii) the amount of accrued benefit set forth in the CSAB Statement for each such salaried Transferred Employee.

      If the Supplement is provided under Buyer's Salaried Retirement Plan, such Supplement shall be adjusted pursuant to any options elected by such Employee pursuant to such plan. If provided outside of Buyer's Salaried Retirement Plan, such Supplement will be calculated on an actuarial equivalent basis, using assumptions no less favorable than the assumptions listed on
Schedule 11.5(c) which are used by Owner in determining the accrued benefit amount. Such Supplement shall be in addition to any benefits earned by such Employees as a participant in Buyer's Salaried Retirement Plan based upon their credited service with Buyer and compensation from Buyer after the Closing Date.

      If Buyer does not have a defined benefit retirement plan, the Supplement (for this purpose calculated by using Seller's retirement plan formula and the actuarial assumptions set forth on Schedule 11.5(c)) shall be provided to the Transferring Employee hired by Buyer through an alternative form (such as a single-life annuity or a lump sum payment of the present value of such Supplement).

      At the time Seller provides the CSAB Statement to Buyer, Seller shall pay to Buyer an amount equal to the present value of the Supplements to be provided to the salaried Transferring Employees calculated for this purpose by using Seller's retirement plan formula and the actuarial assumptions set forth on Schedule 11.5(c).

            (d) Hourly Retirement Plan. For hourly Transferring Employees, Owner remains responsible for all liabilities of the Cavenham Forest Industries Inc. Retirement Plan for Hourly Paid Employees for benefits accrued as of the Closing Date. After the Closing Date, Buyer will provide an appropriate Hourly Retirement Plan for all Transferring Employees consistent with Buyer's existing retirement plans covering similarly situated Employee throughout the country. Buyer will credit Transferring Employees with service since their most recent date of hire with Owner for purposes of meeting the vesting requirements of Buyer's plan covering such Employees.

      11.6 Employee Payroll Information. Seller shall transfer to Buyer copies of any records relating to withholding and payment of income and unemployment taxes (federal, state and local) and FICA and FUTA taxes with respect to wages paid to Employees hired by Buyer for the calendar year in which the Closing occurs (including, without limitation, Forms W-4 and Employee's Withholding Allowance Certificate). Buyer shall provide such Employees with Forms W-2, Wage and Tax Statement, for the calendar year in which the Closing occurs setting forth the wages paid and taxes withheld with respect to such Employees for such calendar year by Owner and Buyer as predecessor and successor Employees, respectively, as provided by Revenue Procedure 84-77.

      11.7 No Third-Party Beneficiary. This Agreement is being entered into solely for the benefit of the parties hereto, and the parties do not intend that any Employee or any other person shall be a third-party beneficiary of the covenants by either Seller or Buyer contained in this Agreement; provided, however, that any Transferring Salaried Employee shall have the right to directly enforce the provisions of Section 11.5(c) against Buyer, and if legal action is instituted in connection therewith, the prevailing party shall be entitled to its reasonable attorney fees as set by the court or courts at trial and on any appeal.

      11.8 Labor Matters. As of the date hereof, but not as of the Closing Date or any other date, except as set forth in Schedule 11.8, (i) within the last two years Owner has not experienced any material work stoppage due to labor disagreements with respect to the Timberland Properties; (ii) there is no unfair labor practice charge or complaint against Owner relating the Timberland Properties pending or, to the knowledge of Owner, threatened, before the National Labor Relations Board or other similar local tribunal;
(iii) there is no labor strike, request for representation, slowdown or stoppage actually pending or to the knowledge of Owner, threatened against or affecting Owner relating to the Timberland Properties; (iv) to the knowledge of Owner, no question concerning representation as defined in the National Labor Relations Act is pending or threatened against Owner respecting the Timberland Properties; and (v) no arbitration proceeding arising out of or under any collective bargaining agreement relating to the Timberland Properties is pending or, to the knowledge of Owner, is threatened.

      11.9 Indemnification. Anything in this Agreement to the contrary notwithstanding, Buyer agrees to indemnify Seller against and hold Seller and Owner harmless from any and all claims, losses, damages, expenses,obligations and liabilities arising out of or otherwise in respect of any failure of the Buyer to discharge its obligation under this Section 11. Anything in this Agreement to the contrary notwithstanding, Seller agrees to indemnify Buyer against and hold Buyer harmless from any and all claims, losses, damages, expenses, obligations and liabilities arising out of or otherwise in respect of any failure of Seller to discharge its obligations under this Section 11. This indemnity shall survive closing.

      12.   Miscellaneous.

      12.1 Finders. Buyer and Seller respectively represent and warrant that they have not employed or utilized the services of any broker or finder in connection with this Agreement or the transactions contemplated by it. Seller shall indemnify and hold Buyer harmless from and against any and all claims for brokers' commissions made by any third party as a result of this Agreement and the transaction contemplated hereunder to the extent that any such commission was incurred, or alleged to have been incurred, by, through or under Seller. Buyer shall indemnify and hold Seller harmless from and against any and all claims for brokers' commissions made by any third party as a result of this Agreement and transactions contemplated hereunder to the extent that any such commission was incurred, or alleged to have been incurred, by, through or under Buyer.

      12.2 Entire Agreement. This Agreement (with its Schedules, as may be amended at or prior to Closing, and Exhibits) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters, and cannot be changed or terminated orally.

      12.3 Governing Law. In order to provide consistency in interpretation with the Purchase Agreement which is governed by Washington law, Seller and Buyer agree that this Agreement shall generally be governed by Washington law as hereinafter provided. Seller and Buyer each hereby consent to personal jurisdiction in any action brought with respect to this Agreement and the transactions contemplated hereunder in the State of Washington and to the arbitration described in Section 9.2. Section 9.1 of this Agreement shall be governed by and construed in accordance with the law of the State of Washington generally, and RCW 64.04.005 specifically, without giving effect to conflicts of law principles thereof. The balance of this Agreement shall be governed by and construed in accordance with the laws of the State of Washington, including the conflicts of laws principles thereof except to the extent that the law of the state of Louisiana governs nonmovable property covered by this Agreement.

      12.4 Tables of Contents and Headings. The table of contents and section headings of this Agreement and titles given to Schedules to this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

      12.5 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by registered mail, return receipt requested, to the parties at the following addresses (or to such address as a party may have specified by notice given to the other party pursuant to this provision):

            If to Seller to:

            Willamette Industries, Inc.
            1300 S.W. Fifth Avenue, Suite 3800
            Portland, Oregon 97201
            Attention:  Chief Financial Officer

            With a copy to:

            Miller, Nash, Wiener, Hager & Carlsen
            111 S.W. Fifth Avenue, Suite 3500
            Portland, Oregon 97204
            Attention:  J. Franklin Cable

            If to Buyer to:

            Temple-Inland Forest Products Corporation
            Post Office Drawer N
            Diboll, Texas  75941
            Attention:  Harold C. Maxwell, Group Vice President

            With a copy to:

            Temple-Inland Forest Products Corporation
            303 South Temple
            Diboll, Texas  75941
            Attention:  George Vorpahl

      12.6 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

      12.7 Further Assurances and Assistance. Buyer and Seller agree that each will execute and deliver to the other any and all documents, in addition to those expressly provided for herein, that may be necessary or appropriate to effectuate the provisions of this Agreement, whether before, at or after the Closing. Seller agrees that, at any time and from time to time after the Closing, it will execute and deliver to Buyer such further assignments or other written assurances as Buyer may reasonably request to perfect and protect Buyer's title to the Assets.

      12.8 Survival. The terms, covenants, agreements, representations and warranties contained in or made pursuant to this Agreement together with all indemnities and undertakings contained herein shall survive the Closing, subject to the time limits specified herein, if any, delivery of the Purchase Price and delivery and/or recordation of the instruments of conveyances and assignment, bills of sale, assignments of contract rights and other closing documents, and shall not be deemed to have been merged in any of the documents delivered at the Closing, irrespective of any investigation made by or on behalf of any party.

      12.9 Waiver. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing and signed by the party waiving such provision.

      12.10 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as expressly set forth in Section 11.7, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement, including any such person or entity asserting rights as a third party beneficiary with respect to environmental matters. No assignment of this Agreement or of any rights or obligation hereunder may be made by either party (by operation of law or otherwise) without the prior written consent of the other and any attempted assignment without the required consent shall be void.

      12.11 Best Knowledge. As used in this Agreement (i) "to the best of Owner's knowledge" shall mean the actual knowledge possessed, at the time the Purchase Agreement was entered into, by William B. Freck, the Division General Counsel for Owner, David E. Harris, the Division Chief Financial Officer of Owner, Richard E. Dahlin, a Division Vice President for Owner, and Lee T. Alford, a Division Vice President for Owner, all of whom are executive officers of Owner, and any of the forest managers or the mill manager of Owner; (ii) "to the best of Seller's knowledge" shall mean actual knowledge possessed by Steven R. Rogel, President and Chief Executive Officer; Jerry A. Parsons, Executive Vice President and Chief Financial Officer; and Duane C. McDougall, Vice President-Building Materials Group; all of whom are executive officers of Seller, and (iii) "to the best of Buyer's knowledge" shall mean actual knowledge possessed by Harold C. Maxwell, Jack C. Sweeny, John L. Monk, or George Vorpahl, all of whom are executive officers or managers of Buyer.

      12.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but which together shall constitute one and the same Agreement.

      12.13 No Recordation. Neither this Agreement nor a memorandum hereof shall be recorded in any jurisdiction or public record.

      12.14 Transitional Services. At the request of Buyer, Seller will continue to provide accounting, payroll, and general administration services to Buyer for a reasonable period of time after the Closing on a basis consistent with past practice.

      12.15 INTENTIONALLY OMITTED

      12.16 INTENTIONALLY OMITTED

      12.17 INTENTIONALLY OMITTED

      12.18 No Presumptions. This Agreement is a result of negotiations between Seller and Buyer, both of whom are represented by counsel of their choosing. No presumption shall exist in favor of either party concerning the interpretation of the documents constituting this Agreement by reason of which party drafted the documents.


SELLER:                       WILLAMETTE INDUSTRIES, INC., an Oregon
                              corporation


                              By: /s/ J. A. Parsons
                              Name:   J. A. Parsons
                              Title:  Executive Vice President, C.F.O.



BUYER:                        TEMPLE-INLAND FOREST PRODUCTS CORPORATION, a
                              Delaware corporation


                              By: /s/ Harold C. Maxwell
                              Name:   Harold C. Maxwell
                              Title:  Group Vice President - Building Products

                                   GUARANTY


            IN CONSIDERATION of the granting of the forgoing Asset Sale, Purchase and Transfer Agreement (the "Agreement"), Temple-Inland, Inc. ("Guarantor"), hereby unconditionally and irrevocably guarantees to Seller and to Seller's successors and assigns the prompt payment by Buyer of the Purchase Price under the Agreement and the full performance by Buyer of all of the terms and provisions of the Agreement on Buyer's part to be performed. Guarantor hereby expressly waives (1) notice of acceptance of this guaranty and (2) any other notice given to Buyer in accordance with the provisions of the Agreement of any default under the Agreement.

            Guarantor hereby agrees that neither the waiver by Seller of any rights against Buyer, arising out of any default by Buyer or otherwise, nor any modification or amendment of the Agreement shall in any way modify or release the obligations of Guarantor under this guaranty. Upon any default by Buyer, Guarantor agrees to pay to Seller the entire amount of any damages suffered by Seller as a result of such default without any obligation on the part of Seller to endeavor to collect such indebtedness from or to proceed against Buyer.

            In the event any suit or action is instituted against Guarantor on account of, in connection with, or based upon this guaranty, in addition to the costs and disbursements provided by statute, such sum as the court may adjudge reasonable as attorneys' fees in such suit or action or any appeal therefrom.

                                          TEMPLE-INLAND, INC.


                                          By: /s/ M. Richard Warner
                                                  M. Richard Warner
                                          Title:  Vice President and Secretary

                                   SCHEDULES


Schedule 1.1(a)         description of parcels of real property (Timberland)

Schedule 1.1(c) buildings, improvements, roads, bridges, permits, and easements on or appurtenant to real property

Schedule 1.1(d)         related facilities

Schedule 1.1(e)         other rights related to real property

Schedule 1.1(g) description of Mineral Rights held separate from Timberland

Schedule 1.3            Long Term Leases

Schedule 1.4(b)         mobile equipment, machinery, equipment,
                        tools, fixtures and furniture

Schedule 1.4(d)         contracts (including service contracts,
                        sales and purchase orders and
                        commitments), leases, permits and
                        licenses not related to real property

Schedule 1.8            form of Assignment, Acceptance, and
                        Assumption Agreement

Schedule 1.8(b)(ii)     accrued expenses

Schedule 1.8(b)(iv)     exceptions for Affiliates of Seller

Schedule 3.4(a)         instruments of transfer to real property

Schedule 3.4(a)(a)      form of bill of sale with indemnity

Schedule 3.4(a)(a)(a)   form of assignment for Long Term Leases

Schedule 4.             title reports and commitments

Schedule 5(a)           operating plan

Schedule 5(b)           harvesting formula

Schedule 5(c)           real estate plan

Schedule 6.3            Material Contracts

Schedule 6.4            claims, litigation, proceedings,
                        governmental investigations

Schedule 6.6            environmental conditions

Schedule 8.7            confidentiality agreement

Schedule 8.8            allocation

Schedule 8.10           access agreement

Schedule 11.1(a)        list of executive officers

Schedule 11.1(d) list of all Employees in Northwest Business and Remaining Louisiana Businesses

Schedule 11.2(f)        list of disabled employees/leave of
                        absences

Schedule 11.5(c)        actuarial assumptions

Schedule 11.8           labor matters

Schedule 12.16          reforestation requirements